Exhibit 99.1

                              FOR IMMEDIATE RELEASE

            Balchem Corporation Announces Third Quarter 2009 Results
            --------------------------------------------------------

     New Hampton, NY, October 29, 2009 - Balchem Corporation (NASDAQ: BCPC) reported as follows (unaudited) for the period ended September 30, 2009.
                ($000 Omitted Except for Net Earnings per Share)

                    For the Three Months Ended September 30,
                    ----------------------------------------

                                                         2009          2008
                                                         ----          ----

 Net sales                                            $   54,292    $   58,235
 Gross profit                                             16,399        12,712
 Operating expenses                                        6,096         5,486
                                                      ----------    ----------
 Earnings from operations                                 10,303         7,226
 Other income (expense)                                       20          (290)
                                                      ----------    ----------
 Earnings before income tax expense                       10,323         6,936
 Income tax expense                                        3,471         2,143
                                                      ----------    ----------
 Net earnings                                         $    6,852    $    4,793
                                                      ==========    ==========

 Basic net earnings per common share                  $     0.37    $     0.27
 Diluted net earnings per common share                $     0.36    $     0.25

Shares used in the calculation of diluted net
earnings per common share                                 19,303        19,131

                     For the Nine Months Ended September 30,
                     ---------------------------------------

                                                         2009          2008
                                                         ----          ----

 Net sales                                            $  160,254    $  177,997
 Gross profit                                             50,001        39,146
 Operating expenses                                       20,103        17,276
                                                      ----------    ----------
 Earnings from operations                                 29,898        21,870
 Other expense                                              (106)         (742)
                                                      ----------    ----------
 Earnings before income tax expense                       29,792        21,128
 Income tax expense                                        9,973         6,970
                                                      ----------    ----------
 Net earnings                                         $   19,819    $   14,158
                                                      ==========    ==========

 Basic net earnings per common share                  $     1.09    $     0.79
 Diluted net earnings per common share                $     1.03    $     0.75

Shares used in the calculation of diluted net
earnings per common share                                 19,172        18,987

Balchem Corporation (NASDAQ:BCPC)                                              2


Record Third Quarter Earnings
          For the quarter ended September 30, 2009, the company achieved record third quarter net earnings of $6.9 million, an increase of $2.1 million, or 43.0%. The $6.9 million generated diluted net earnings per common share of $0.36 versus $0.25 for the prior year comparable period, an increase of 44.0%. Net sales of $54.3 million were approximately 6.8% below the $58.2 million result of the prior year comparable quarter; however, on a sequential basis, sales were 2.5% greater than the second quarter 2009 sales results.

         Detailing  this third  quarter of 2009,  Animal  Nutrition  and Health, including industrial choline and derivative product sales, totaled $36.5 million, a decrease of 7.7%, or $3.0 million from the prior year comparable quarter. This business segment continues to be affected by the well-publicized softness in the U.S. poultry and swine markets as well as weak dairy economics which resulted in lower demand for our products when compared to the prior year quarter; however, on a sequential basis, we did see improvement in sales to these end markets, as they appear to have stabilized, and are beginning to further improve in this fourth quarter. We also realized lower export sales from our North American choline plants, largely due to the stronger U.S. dollar and international political factors affecting poultry exports. Sales of industrial derivatives (both choline and methylamines) were negatively impacted principally by the general economic downturn; however, there was improvement on a sequential basis. Sales of our specialty animal nutrition and health products, targeted for ruminant production animals and companion animals, were up slightly from the prior year comparable quarter primarily due to improved sales of chelated mineral products and new sales generated from AminoShure(TM)-L., our rumen protected lysine. While the market activities fluctuated, earnings from operations for the entire Animal Nutrition and Health segment increased to $5.3 million as compared to $2.3 million in the prior year comparable quarter. Reductions in key raw materials and improved production/supply chain efficiencies in both the U.S. and Europe led to these improved results.

         Sales of the Food, Pharma and Nutrition segment were $8.6 million, a decrease of 7.7% from the prior year comparable quarter. Quarterly comparative sales results for this segment continue to reflect the roller-coaster effect of pipeline fills, inventory level management, and some effects of the worldwide economic downturn. The domestic food sector was up again this quarter, as we continue to see growth of choline into new food applications, as well as growth in the tortilla and preservation markets. We also saw sustained strength in sales of our VitaShure(R) products for nutritional enhancement, as it again posted double digit growth. These results were offset by continued slowness of calcium products sold into the over-the-counter pharmaceutical markets, choline sales into the supplement market and weak quarterly sales into the international food market. Earnings from operations for this segment were $1.3 million, as compared to $1.6 million in the prior year comparable quarter, due to the noted softness in sales volume; however, this segment's earnings result reflects a 4.6% improvement sequentially from the second quarter of 2009.

         The ARC Specialty Products segment generated third quarter sales of $9.1 million, a decrease of 1.9% from the comparable prior year quarter. This modest decline was principally a result of a decline in sales of propylene oxide in the quarter, a result of slowness and order timing of industrial end use markets. Earnings from operations for this segment, at $3.7 million, improved 8.7% over the prior year quarter, principally from reductions in the cost of key petro-chemical raw materials and distribution costs.

Balchem Corporation (NASDAQ:BCPC)                                              3


         Consolidated gross profit for the quarter ended September 30, 2009 was $16.4 million, as compared to $12.7 million for the prior year comparable period. This increase, from 21.8% of sales to 30.2% of sales, was a result of product mix, price increases, plant and logistics efficiencies, and declines in certain key raw material costs. We are also focused on volume growth of choline into export markets, capitalizing on our varied choline production capabilities, and new product launches. Operating (Selling, R&D, and Administrative) expenses at $6.1 million, increased $0.6 million over the prior year comparable quarter, as we had some modest increase of employee headcount. In addition, third quarter operating expenses in 2008 were prudently managed to lower levels, due to the decline in operating margins that had begun to occur in 2008.

         For the Nine Months ended September 30, 2009, net sales have decreased 10.0% to $160.3 million from $178.0 million in the comparable prior year period. This is an improvement from the 11.5% decline we reported for the six months ended June 30, 2009. Net earnings have increased 40.0% to $19.8 million, generating $1.03 per diluted share, versus net earnings of $14.2 million, or $0.75 per diluted share, in the prior year comparable period, and they now exceed the entire twelve month result of 2008.

         The company continues to maintain a healthy balance sheet with $52.9 million in working capital. Cash on hand amounted to $38.8 million at September 30, 2009, up from $27.1 million at June 30, 2009 and total debt was reduced to $7.3 million. Diligent working capital control, particularly effective inventory and accounts receivable management, has driven strong cash flow generation for the nine months ended September 30, 2009.

         Commenting on 2009, Dino A. Rossi, Chairman, President and CEO of Balchem, said, "The third quarter revenues, while off approximately 7% from the third quarter of 2008, reflect sustained improvement in earnings, as discussed in the second quarter, with continuing difficult global economics. Notably, revenue increased 2.5% sequentially from the second quarter results of 2009, and impressively, we have sustained improved profitability utilizing new pricing models, leveraging off of multiple manufacturing/logistic capabilities, and we also benefitted from the lower cost of petro-chemical raw materials to serve our global customer base. We have launched new products, albeit with modest impact, but given the economically challenged marketplaces we serve, this uptake of new products is encouraging. In fact, our total volumes improved 3.5% sequentially from the second quarter, showing real growth, particularly in the Animal Nutrition and Health segment. We continue to focus on developing innovative, lower cost solutions to help customers and the markets we serve, deal with the continuing difficult global economic environment. We continue prudent management of our P&L and balance sheet, generating strong financial ratios and cash reserves as we search for other strategic opportunities. Year over year, given continued slowness in the global economy, we expect to see a single digit sales decline, but strong double digit improvement in earnings."

Balchem Corporation (NASDAQ:BCPC)                                              4

Quarterly Conference Call
         A quarterly conference call will be held on Thursday, October 29th, at 2:00 PM Eastern Time (ET) to review third quarter 2009 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, November 4, 2009. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #335825. Both account and replay ID numbers are required for replay access.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2008. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
          Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5


Selected Financial Data
($ in 000's)

-------------------------------------------------------------------------------
                              Three Months Ended            Nine Months Ended
                                 September 30,                September 30,
                              2009         2008            2009         2008
-------------------------------------------------------------------------------
Specialty Products           $ 9,119      $ 9,298        $ 27,006     $ 26,564
Food, Pharma & Nutrition       8,639        9,362          26,034       28,122
Animal Nutrition & Health     36,534       39,575         107,214      123,311
-------------------------------------------------------------------------------
Total                        $54,292      $58,235        $160,254     $177,997
-------------------------------------------------------------------------------

Business Segment Earnings Before Income Taxes:

-------------------------------------------------------------------------------
                                    Three Months Ended       Nine Months Ended
                                       September 30,           September 30,
                                      2009      2008          2009       2008
-------------------------------------------------------------------------------
Specialty Products                   $ 3,686   $ 3,391       $10,822   $ 8,709
Food, Pharma & Nutrition               1,342     1,565         3,584     4,763
Animal Nutrition & Health              5,275     2,270        15,492     8,398
Interest and other income (expense)       20      (290)         (106)     (742)
-------------------------------------------------------------------------------
Total                                $10,323   $ 6,936       $29,792   $21,128
-------------------------------------------------------------------------------

Selected Balance Sheet Items
                                             September 30,  December 31,
                                                 2009           2008
                                                 ----           ----
Cash and Cash Equivalents                    $     38,778   $      3,422
Accounts Receivable                                26,351         30,250
Inventories                                        14,679         16,618
Other Current Assets                                2,852          4,961
                                             ------------   ------------
Total Current Assets                               82,660         55,251

Property, Plant, & Equipment (net)                 41,626         42,513
Other Assets                                       54,007         56,710
                                             ------------   ------------
Total Assets                                 $    178,293   $    154,474
                                             ============   ============

Current Liabilities                          $     29,730   $     25,685
Long-Term Obligations                               6,589         14,283
                                             ------------   ------------
Total Liabilities                                  36,319         39,968

Stockholders' Equity                              141,974        114,506
                                             ------------   ------------
Total Liabilities and Stockholders' Equity   $    178,293   $    154,474
                                             ============   ============